FOR IMMEDIATE RELEASE

JMAR TECHNOLOGIES REPORTS FIRST QUARTER 2006 RESULTS

SAN DIEGO, California (May 15, 2006) – JMAR Technologies, Inc. (NASDAQ: JMAR), a leading developer of advanced laser technology, reports the status of its new product development activities and released its financial results for the quarter ended March 31, 2006. The Company made solid progress on new business initiatives since the fourth quarter of 2005, including:

Recent Developments:

•	Licensed Soft X-Ray Laser from Colorado State University Research Foundation (CSURF) for New Analytical Instrument and Nano-Probe Products

•	Signed OEM Agreement with Portaqua and Distribution Agreement with GMP Systems; Exhibited BioSentryTM at the 2006 Water Executive Forum, The SPIE Defense & Security Symposium, World Water Forum in Mexico City and Seatrade Cruise Shipping Convention

•	Entered into Agreements for BriteLightTM Product Line Sales Representation in United Kingdom, Ireland, and Belgium; Showcased BriteLight Laser at Photonics West 2006 Conference

•	Renewed $3 Million Working Capital Line and Amended Terms of Preferred Stock

•	Established a new advisory function, responsible for ongoing review and assessment of the Company’s technology and intellectual property. Two directors from JMAR’s Board of Directors, Barry Ressler and Dr. Paul Gilman, are spearheading the effort

Financial Results:

Revenues for the three-months ended March 31, 2006 were $2,381,399 compared to $1,867,331 for the corresponding quarter of 2005. Revenues for 2006 included $921,220 from the Company’s subcontract (GDAIS Subcontract) with General Dynamics Advanced Information Systems (GDAIS) related to the maintenance of a semiconductor wafer fabrication process installation, $888,352 from the Company’s mask contract with Naval Air Warfare Center (NAVAIR Contract), $227,219 from an additional purchase order from GDAIS related to the installation of equipment in the DMEA foundry (collectively with the GDAIS Subcontract, the DMEA Contracts), $145,379 from the Company’s contract with the Defense Advanced Research Projects Agency (DARPA Contract), and $50,993 from the Company’s contract with FemtoTrace, Inc. related to the READ system. Revenue for the quarter was favorably impacted by an increase of $413,230 related to the DMEA Contracts and $386,632 in revenues from the NAVAIR Contract. These increases were offset by the sale in the amount of $350,000 of a BriteLight system to Lawrence Livermore National Laboratories in 2005 and a decrease of $73,504 related to the READ program.

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The net loss for the quarter ended March 31, 2006 was $2,260,237, compared to a net loss for the corresponding quarter of 2005 of $1,691,449. The net loss for 2006 reflects a continued substantial investment in product development primarily associated with the BioSentry and X-ray product lines of $1,000,680 and a non-cash compensation charge of $114,605 related to the Company’s adoption on January 1, 2006 of SFAS #123R. The net loss for the corresponding quarter of 2005 included product development costs of $801,982.

Dr. Neil Beer, JMAR’s president and CEO, said, “We expect to see a decrease in development costs over the next year. I am pleased to report that we have made great progress on BioSentry product development, and are looking forward to getting these systems into commercial and homeland security sites.”

About JMAR

JMAR Technologies, Inc. is a leading innovator in the development of laser-based equipment for imaging, analysis and fabrication at the nano-scale. The Company is leveraging more than a decade of laser and photonics research to develop a diverse portfolio of products with commercial applications in rapidly growing industries while continuing to carry out research and development for the U.S. Government. JMAR is targeting the nanotechnology, bioscience and semiconductor industries with its BriteLight™ Laser; X-ray Light Source; Compact X-ray Microscope — for 3D visualization of single cells and polymers; X-ray Nano Probe — enabling interaction, analysis and materials modification at the nano-scale; and a new initiative in X-ray lithography to fabricate radiation hardened CRAM computer chips for the military. JMAR also develops, manufactures, and markets its BioSentry™ microorganism early-warning system and maintains a strategic alliance for the production of the READ chemical sensor for the homeland security, environmental and utility infrastructure industries.

Contacts:

JMAR Technologies, Inc.	The Investor Relations Group

Dennis E. Valentine Chief Financial Officer Phone: 858-946-6800	Katrine Winther-Olesen/Tom Caden IR/Media Relations Phone: 212-825-3210

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the risk that the performance validation tests of the BioSentry Beta units are not successfully completed due to unforeseen issues with the installation and operation of the units outside of the controlled environment of JMAR’s facility, delays in completion of the X-ray Microscope and X-ray Nano Probe prototypes and transition to production units, the failure of the technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the markets , cost and margins for JMAR’s products, failure to obtain market acceptance, current or future government regulations affecting the use of JMAR’s products, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s Form 10-K for the year ended December 31, 2005 filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.

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FINANCIAL DATA
STATEMENTS OF OPERATIONS
(Unaudited)

Three Months Ended March 31,

	2006	2005
Revenues	$2,381,399	$1,867,331
Loss from Operations	(2,232,563)	(1,645,228)
Net Loss	(2,260,237)	(1,691,449)
Deemed Preferred Stock Dividends	(348,947)	(381,618)
Loss Applicable to Common Stock	(2,609,184)	(2,073,067)
Loss per Share*	(0.07)	(0.06)

*Includes preferred stock dividends

SELECTED BALANCE DATA SHEET

	March 31, 2006	December 31, 2005
	(Unaudited)
Assets	$15,783,194	$16,317,944
Cash	3,958,389	5,490,789
Working Capital	3,636,452	4,036,601
Short-Term Debt	138,931	162,351
Long-Term Liabilities	748,640	773,222
Redeemable Convertible Preferred Stock	4,962,542	6,969,341
Shareholders’ Equity	6,099,883	4,555,228

For further details, please see the full text of JMAR’s Form 10-Q for the three months ended March
31, 2006, available from JMAR or at www.sec.gov.